News Release
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                 Gasco Energy, Inc. Completes the Acquisition of
                             Pannonian Energy, Inc.

Denver, Colorado - April 2, 2001 - Gasco Energy, Inc. (OTC BB: GASE) announces today that it has closed on its acquisition of Denver-based, Pannonian Energy Inc., a privately held natural gas company with interests in the Uinta Basin in Utah.

In connection with the acquisition of Pannonian, Gasco Energy, Inc. (formerly San Joaquin Resources Ltd.) issued 14,000,000 new shares of common stock to the approximately 35 shareholders of Pannonian. Gasco has also appointed a new management team, consisting of highly qualified individuals from Pannonian with significant industry experience and a proven track record in oil and gas exploration and development. Marc Bruner is a director and chairman of the board. Mr. Bruner was the founding chairman of the board of Ultra Petroleum, a TSE & AMEX listed natural gas company with a current market capitalization of $198,000,000. Mark A. Erickson is president and a director. Mr. Erickson was an officer and founding director of Pennaco Energy, Inc., a company that has recently received an acquisition offer exceeding $500 million by Marathon Oil. Mr. Erickson is a registered petroleum engineer with 17 years of diversified experience in business development, finance, strategic planning, marketing, project management and petroleum engineering. Carl Stadelhofer, a partner with the law firm of Rinderkneckt, Glaus & Stadelhofer, from Zurich, Switzerland, has also been appointed a director. J. Timothy Bowes will continue to act as a director.

As was previously announced on March 1, 2001, Pannonian is participating in the drilling of the Federal #31-29 well, located in Pannonian's Riverbend project in Uintah County, Utah. The well is currently drilling below 12,000 feet with an expected total depth of 12,600'. Total depth should be reached during the next week and completion assessment will commence thereafter. The well has encountered encouraging gas shows based on gas flares, mud logs and drill time data. More definitive results will be known following open hole logging and completion testing.

For more information please contact John Foulkes or Peter Forward toll free at 800-645-9254

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

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